Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2011, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of the accounting standard related to Business Combinations, effective for business combinations entered into after December 28, 2008) and financial statement schedule of Kopin Corporation, and the effectiveness of Kopin Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 25, 2010.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 22, 2011